UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Synplicity, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Synplicity Press Contact:

Nancy Sheffield

Tsantes Consulting Group

408/269-0849

nsheffield@tsantes.com

Synplicity Announces U.S. and German Governments Have Granted Termination of Antitrust Waiting Periods

SUNNYVALE, Calif., April 25, 2008 — Synplicity, Inc. (Nasdaq: SYNP) today announced that the U.S. Federal Trade Commission and the U.S. Department of Justice have allowed the expiration of the waiting period for antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with Synopsys’ pending acquisition of Synplicity.  Expiration of the waiting period ends the Federal Trade Commission’s and Department of Justice’s antitrust review of the transaction.  On April 14, 2008, the German Federal Cartel Office granted antitrust clearance of the transaction under the Act against Restraints of Trade.

As previously announced on March 20, 2008, Synplicity and Synopsys announced the signing of a merger agreement under which Synopsys will pay $8.00 per share in cash, without interest, for each outstanding share of Synplicity common stock.  Expiration of the Hart-Scott-Rodino and German waiting periods satisfies one of the conditions to completion of the transaction.  The completion of the transaction is still subject to Synplicity shareholder approval and other customary closing conditions.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative software and hardware solutions for the design and verification of semiconductors that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s FPGA implementation tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating design planning, logic synthesis and physical synthesis for FPGA and DSP designs. The combination of the company’s ASIC verification and FPGA-based prototyping software tools and HAPS ASIC prototyping hardware, provide designers with a comprehensive at-speed ASIC / ASSP verification flow known as the Confirma™ platform which dramatically accelerates functional verification of FPGAs and ASICs. Synplicity is the number one supplier of FPGA synthesis tools and its physical synthesis and ASIC verification technology are the recipients of several prestigious industry awards. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Synopsys’ proposed acquisition of Synplicity. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, and that the closing may be delayed. Synplicity undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

Additional Information

On April 17, 2008, Synplicity filed a definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Synplicity by Synopsys. Investors and security holders of Synplicity are urged to read the definitive proxy statement and any other relevant materials filed by Synopsys or Synplicity with the SEC because they contain, or will contain, important information about Synopsys, Synplicity and the proposed acquisition. The definitive proxy statement has been mailed to the security holders of Synplicity. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Synopsys or Synplicity with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Synopsys by contacting Synopsys Investor Relations, 700 East Middlefield Road, Mountain View, California, 94043, (650) 584-5000. Investors and security holders may obtain free copies of the documents filed with the SEC by Synplicity by contacting Synplicity Investor Relations, 600 W. California Avenue, Sunnyvale, California, 94086, (408) 215-6000.

Synplicity and its officers and directors may be deemed to be participants in the solicitation of proxies from Synplicity’s shareholders with respect to the merger. A description of any interests that these officers and directors have in the merger are set forth in the definitive proxy statement filed with the SEC. Additional information concerning Synplicity’s directors and executive officers is set forth in Synplicity’s Amendment No.1 to Annual Report on Form 10-K, which was filed with the SEC on April 4, 2008. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Synplicity’s Investor Relations page on its corporate website at www.synplicity.com.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.

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